EXHIBIT A – July 10 Letter

Scale LLP

12526 High Bluff Drive

Suite 300

San Diego, California 92130

July 10, 2025

By Email (craig@freezetag.com) and Overnight Delivery

Freeze Tag, Inc.

c/o Craig Holland, Chief Executive Officer and Director

11862 Red Hill Road

Santa Ana, California 92705

Re: Notice of Stockholder Action Without Meeting

Dear Mr. Holland:

We represent Rob Vardeman and Don Vardeman (the “Vardemans”), who collectively beneficially own an aggregate of 2,998,302 shares of the Series C Preferred Stock of Freeze Tag, Inc. (“Freeze Tag” or the “Company”), representing 51.1% of total voting power in the Company. Pursuant to Sections 1.10 and 2.5 of the Company’s Bylaws, and Section 228 of the Delaware General Corporation Law (“DGCL”), enclosed is a Written Consent of the Stockholders (the “Consent”) executed by a group of Series C Preferred Stockholders, including the Vardemans, representing 65.92% of the total voting power in the Company, resolving that you and Mick Donahoo be removed as directors of Freeze Tag, and that any resulting vacancy on the Board of Directors (the “Board”) remain unfilled subject to further action by the Board. The record date of this Consent is July 10, 2025.

We understand that, pursuant to Section 14(c) and Rule 14c-2 of the Securities Exchange Act of 1934 (the “Exchange Act”), this Consent will become effective on the date (the “Effective Date”) that is 20 days after the Company disseminates to its non-consenting stockholders a definitive Information Statement describing this action on Schedule 14C. We remind you, therefore, that Section 1.1 of the Bylaws requires you to provide “prompt notice” of this action. We further caution you and Mr. Donahoo, in your current capacities as officers, directors, and employees, against causing Freeze Tag to enter into any significant, material transactions, or otherwise acting in a manner that would disrupt the status quo between now and the Effective Date without express Board approval. Any such action taken by either of you is likely to be deemed by the Board to be contrary to the best interests of Freeze Tag and its stockholders, as well as a breach of your fiduciary duties of loyalty and due care, and will therefore not only expose you to liability for any damage to the Company, but also likely result in you forfeiting any indemnification provided under Freeze Tag’s Certificate of Incorporation or the relevant provisions of the DGCL.

Also enclosed is a press release that the Vardemans are disseminating concurrently with the delivery of this Consent explaining the action taken and the process going forward. Within four business days of your receipt of this letter, you are required to file a copy of this press release with the SEC on Form 8-K, Item 5.02.

Please do not hesitate to contact me if you have any questions. We look forward to the Company’s prompt filing of its preliminary Information Statement with the SEC, as required by Section 1.10 of the Bylaws.

Very truly yours,

/s/ Robert S. Gans
Robert S. Gans

Cc:	(By Email)
Mick Donahoo, Chief Financial Officer/Chief Accounting Officer (mick@freezetag.com)
Craig Butler, Esq. (craig@craigbutlerlaw.com)

(By Overnight Delivery)

Freeze Tag, Inc.

c/o The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 198901

Written Consent of the Stockholders of Freeze Tag, Inc.

The undersigned, being the holders of shares consisting of a majority of the voting power of Freeze Tag, Inc., a Delaware Corporation (the “Company”), acting by written consent without a meeting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), do hereby consent to the adoption of the following resolution and direct that this consent be delivered to the Secretary of the Company in accordance with Section 228 of the DGCL and filed with the minutes of the proceedings of the stockholders of the Company:

WHEREAS, this action is taken pursuant to Sections 228 and 141(k) of the DGCL and Sections 1.10 and 2.5 of the Company’s Bylaws, which authorize stockholder action by written consent and the removal of directors by the holders of a majority of the voting power of the Company;

WHEREAS, the undersigned stockholders collectively hold an aggregate of 2,998,302 shares of the Company’s Series C Preferred Stock, which represents 51.1% of the total voting power in the Company as of the Record Date (defined below), and are therefore authorized to take this action by written consent; and

WHEREAS, the undersigned waive notice and acknowledge that no meeting is required for this action under Section 228 of the DGCL.

NOW THEREFORE LET IT BE:

RESOLVED, that Craig Holland and Mick Donahoo are hereby removed as directors of the Company, effective as of the Effective Date (defined below), and that the resulting vacancy shall remain unfilled unless and until further action is taken by the Board of Directors or the stockholders in accordance with the Company’s Bylaws and applicable law.

Effective Date

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, the foregoing action shall not become effective until 20 calendar days after the Company mails to all stockholders the definitive Information Statement on Schedule 14C.

Record Date

The Record Date for this consent is the date of the earliest dated signature on this consent, pursuant to Section 213(b) of the DGCL, unless the Board has previously set a record date.

Counterparts

This Written Consent may be signed in two or more counterparts, each of which shall be deemed an original, and all of which shall be deemed one instrument.

[signature page follows]

IN WITNESS WHEREOF, the undersigned stockholders have duly executed this Written Consent as of July 10, 2025.

Date: July 10, 2025	/s/ Robert Vardeman, Jr.
Robert Vardeman, Jr.
Owner of 2,659,128 Series C Preferred Shares (45.4% of voting rights)

Date: July 10, 2025	/s/ Robert “Don” Vardeman
Robert “Don” Vardeman
Owner of 339,174 Series C Preferred Shares (5.7% of voting rights)

IN WITNESS WHEREOF, the undersigned stockholder has duly executed this Written Consent as of the below date.

/s/ Scott Foster
	Name:	Scott Foster
	Date:	July 10, 2025

Number of Series C Preferred Shares Owned:	868,287 (14.82% of voting rights)

STOCKHOLDERS OF FREEZE TAG, INC. ANNOUNCE REMOVAL OF BOARD MEMBERS

Tustin, California – July 10, 2025 – A group of holders of the Series C Preferred Stock of Freeze Tag, Inc. (OTC:FRZT) (the “Company”), representing an aggregate of 65.92% of the total voting power of the Company, announced today that, pursuant to Section 141(k) and Section 228 of the Delaware General Corporation Law (the “DGCL”), they have approved and delivered to the Company a Written Consent removing Craig Holland and Mick Donahoo as members of the Board of Directors (the “Corporate Action”). Upon the effective date of the Corporate Action, the sole remaining directors of Freeze Tag will be Rob Vardeman and Don Vardeman who, combined, hold an aggregate of 2,998,302 shares of Series C Preferred Stock representing 51.1% of the total voting power within the Company.

Under Section 1.10 of the Company’s Bylaws, the Company is required to give prompt notice of the taking of this Corporate Action to all stockholders who have not consented in writing. Pursuant to Rule 14c-2 of the Securities and Exchange Commission, the Corporate Action will not become effective until 20 days after Freeze Tag disseminates to its stockholders a definitive Information Statement on Schedule 14C describing this action. The Series C stockholders who approved the Corporate Action have cautioned Mr. Holland and Mr. Donahoo against causing the Company to enter into any significant, material transactions, or otherwise acting in their capacities as officers, directors, or employees in a manner that would disrupt the status quo between now and the effective date of the Corporate Action.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding anticipated changes in the leadership and governance of the Company, the expected effectiveness of the written stockholder consent pursuant to Delaware law, the future composition of the Company’s Board of Directors, and the anticipated impact of these changes on stockholder value and Company operations.

Forward-looking statements are based on current expectations, estimates, projections, beliefs, and assumptions of the Series C stockholders who executed the written consent and are subject to a number of risks and uncertainties, many of which are beyond their control. Actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including but not limited to delays or challenges in effectuating the corporate actions described herein, legal or regulatory impediments, potential opposition by current or former Company officers or directors, and general market or economic conditions affecting the Company.

Readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by law, none of the stockholders making this announcement undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.